1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Second-Quarter/Six-Month 2007 Results

HIGHLIGHTS

▪	Announced agreement to acquire Gulf of Mexico Shelf properties from Newfield Exploration Company for $1.1 billion. Transaction is expected to close in August 2007.
▪	Positive drilling results from the Flatrock exploratory well at South Marsh Island Block 212 indicate a potential major discovery. Drilling continues to evaluate deeper objectives.
▪	Three additional exploration wells in-progress:
o	Cottonwood Point discovery at Vermilion Block 31
o	Wireline logs have indicated 43 feet of net hydrocarbons
o	Drilling continues to evaluate deeper objectives
o	Cas, South Timbalier Block 70
o	Mound Point South, Louisiana State Lease 340
▪	McMoRan has reported 17 discoveries on 31 prospects drilled and evaluated since 2004, including four discoveries in 2007. Four additional prospects are either in progress or not fully evaluated.
▪	Second-quarter 2007 production averaged 54 million cubic feet of natural gas equivalents (MMcfe/d) net to McMoRan, compared with second-quarter 2006 average production of 67 MMcfe/d.
▪	Pro forma third-quarter 2007 production is expected to average 300 MMcfe/d net to McMoRan, including production from properties acquired in the Newfield transaction.

NEW ORLEANS, LA, July 19, 2007 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $6.5 million, $0.23 per share, for the second quarter of 2007 compared with net income of $14.1 million, $0.32 per share, for the second quarter of 2006.  McMoRan's net loss from continuing operations for the second quarter of 2007 totaled $4.2 million, including $5.3 million of exploration expense and $2.8 million of start-up costs associated with Main Pass Energy Hub™ (MPEH™).  During the second quarter of 2006, McMoRan’s income from continuing operations totaled $16.1 million, including $6.8 million of exploration expense ($2.2 million of nonproductive drilling and related costs) and $2.9 million of MPEH™ start-up costs.

James R. Moffett and Richard C. Adkerson, McMoRan’s Co-Chairmen, said:  “The recently announced results from our Flatrock prospect, indicating a potential major discovery, demonstrate our opportunities to add significant reserves and production through our active Deep Gas exploration program.  The acquisition of the Newfield’s Gulf of Mexico shelf properties, with its significant reserves and production, will provide attractive exploration and development opportunities to augment McMoRan’s focused Deep Gas exploration strategy and create a dynamic company with strong cash flows and high impact exploration projects.”

SUMMARY FINANCIAL TABLE *

	Second Quarter		Six Months
	2007	2006	2007	2006
	(In thousands, except per share amounts)
Revenues	$45,348	$53,330	$97,045	$93,076
Operating income (loss)	685	17,828	(11,238)	11,450
Income (loss) from continuing operations	(4,237)	16,110	(21,066)	4,705
Income (loss) from discontinued operations	(1,102)	(1,616)	1,229	(3,293)
Net income (loss) applicable to common stock	(6,486)	14,090	(21,389)	605
Diluted net income (loss) per share: Continuing operations	$(0.19)	$0.35	$(0.79)	$0.13
Discontinued operations	(0.04)	(0.03)	0.04	(0.11)
Applicable to common stock	$(0.23)	$0.32	$(0.75)	$0.02
Diluted average shares outstanding	28,882	51,341 (a)	28,620	30,585

(a)	Reflects assumed conversion of McMoRan’s 6% Convertible Senior Notes, 5¼% Convertible Senior Notes and 5% Mandatorily Redeemable Convertible Preferred Stock. See Note c on page I.

*
If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s second-quarter 2007 Form 10-Q, the related costs incurred through June 30, 2007 would be charged to exploration expense in the second quarter 2007 financial statements.  McMoRan’s investment in its four unevaluated wells totaled $70.4 million as of June 30, 2007.  Additionally, McMoRan is currently monitoring its investment of $13.6 million as of June 30, 2007, in the Cane Ridge field, which is undergoing workover operations expected to be completed in the near-term.

NEWFIELD ACQUISITION
In June 2007, McMoRan agreed to purchase the Gulf of Mexico Shelf oil and gas properties of Newfield Exploration Company (NYSE: NFX) and certain exploration rights for cash consideration of $1.1 billion.  The acquisition will provide McMoRan a diversified portfolio of oil and gas properties with significant production and cash flow generating capacity and an expanded exploration acreage position to pursue opportunities on the Shelf of the Gulf of Mexico.

The properties include 125 fields on 146 offshore blocks currently producing approximately 263 MMcfe/d and which averaged 267 MMcfe/d in the second quarter of 2007.  Proved reserves as of July 1, 2007 for these properties, are estimated at 327 billion cubic feet of natural gas equivalents (Bcfe), approximately 70 percent of which are natural gas.  Approximately ninety percent of the proved reserves for the acquired properties were based on estimates by Ryder Scott Company, L.P.    Offshore leases included in the purchase agreement total approximately 1.3 million gross acres.

McMoRan is also acquiring a 50 percent interest in Newfield’s nonproducing exploration leases on the Shelf and certain of Newfield’s interests in leases associated with its Treasure Island prospect inventory. Upon closing, McMoRan will be appointed operator of the Treasure Island leases subject to customary approvals.

McMoRan is retaining personnel and contractors that have supported Newfield’s management of the acquired properties.  In addition, the explorationists from McMoRan and Newfield will jointly pursue exploration activities on nonproducing leases on the Shelf held by Newfield.

The transaction is effective July 1, 2007, and is expected to close in August 2007 subject to customary closing conditions.  McMoRan has received financing commitments from JPMorgan and Merrill Lynch & Co., which will be used to fund the transaction, repay McMoRan’s existing $100 million term loan and provide working capital.  The financing commitment includes a secured revolving bank credit facility and an interim bridge loan facility.  McMoRan currently expects to close the transaction with a $700 million bank credit facility, a portion of which will be undrawn, and $800 million in bridge financing.  McMoRan expects to issue long-term notes and equity and equity-linked securities to replace the bridge loan facility.

EXPLORATION ACTIVITIES
Since 2004, McMoRan has participated in 17 discoveries on 31 prospects drilled and evaluated, including the recent Flatrock and Cottonwood Point discoveries.  Four additional prospects are either in progress or not fully evaluated.

The Flatrock discovery well, which commenced in March 2007, is currently drilling below 16,500 feet to a proposed total depth of 19,000 feet to evaluate the Operc section.  As previously announced the Flatrock exploratory prospect, located in OCS Block 310 at South Marsh Island Block 212 in approximately 10 feet of water, was evaluated with wireline logs in July 2007 to a measured depth of 16,500 feet.  The wireline logs indicated that the well encountered a total of 189 net feet of hydrocarbon bearing sands in five zones over a combined 364 foot gross interval.  The pay zones were located in the Rob-L section, with the most significant zone having 120 net feet of hydrocarbon bearing sands over a 238 foot gross interval.

Production from the well is expected to commence quickly using existing infrastructure in the area.  McMoRan intends to develop opportunities in this area aggressively and is currently permitting three offset locations to provide options for the development of the multiple reservoirs found in the Rob-L section and to evaluate the Operc section further.

McMoRan controls significant acreage in the Tiger Shoal/Mound Point area (OCS Block 310/Louisiana State Lease 340).  The addition of the Flatrock discovery follows prior discoveries by McMoRan in this important area, including Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest and is the operator of the Flatrock well.  McMoRan’s investment in Flatrock totaled $12.1 million at June 30, 2007.

The Cottonwood Point exploratory prospect at Vermilion Block 31 commenced on March 1, 2007, and is currently drilling below 15,900 feet with a proposed total depth of 21,000 feet.  Wireline logs have indicated that the well encountered approximately 43 net feet of hydrocarbon bearing sands over an approximate 92 foot gross interval in the upper Rob-L section.  Protective casing has been set over this zone, and drilling continues to evaluate deeper objectives.  The Cottonwood Point prospect is located in approximately 15 feet of water.  McMoRan has a 15.0 percent working interest and an 11.3 percent net revenue interest in the Cottonwood Point well.  McMoRan’s investment in Cottonwood Point totaled $8.8 million at June 30, 2007.

The Cas exploratory well at South Timbalier Block 70 commenced drilling on January 30, 2007, and is drilling to its planned true vertical depth of 25,000 feet.  The Cas prospect is located in approximately 65 feet of water.  McMoRan has rights to 5,000 gross acres in this area.  McMoRan has a 15.0 percent working interest and a 12.4 percent net revenue interest.  McMoRan’s investment in Cas totaled $11.1 million at June 30, 2007.

The Mound Point South exploratory prospect at Louisiana State Lease 340 commenced on April 12, 2007, and is currently drilling below 17,900 feet with a proposed total depth of 20,000 feet.  The Mound Point South prospect is located in approximately 8 feet of water.  McMoRan has an 18.3 percent working interest and a 14.5 percent net revenue interest in the Mound Point South well.  McMoRan’s investment in Mound Point South totaled $7.2 million at June 30, 2007.

McMoRan is planning a sidetrack of the Blueberry Hill well at Louisiana State Lease 340 following unsuccessful attempts in June 2007 to clear the blockage above the perforated interval.  The sidetrack is expected to target Gyro sands in a down dip position to the original well.  As previously reported, the Blueberry Hill well at Louisiana State Lease 340 encountered four potentially productive hydrocarbon bearing sands below 22,200 feet in February 2005.  Testing of this well commenced in the fourth quarter of 2006 following the receipt of special tubulars and casing for the high pressure well.  McMoRan’s investment in Blueberry Hill totaled $22.5 million at June 30, 2007.

Information obtained from the Blueberry Hill sidetrack well and the results of the Hurricane Deep well will be incorporated in future plans for the JB Mountain Deep well at South Marsh Island Block 224, as all three areas demonstrate similar geologic settings and are targeting deep Miocene sands equivalent in age.  McMoRan has a 35.0 percent working interest and a 24.8 percent net revenue interest in the JB Mountain Deep well.  McMoRan’s investment in JB Mountain Deep totaled $29.6 million at June 30, 2007.

PRODUCTION AND DEVELOPMENT ACTIVITIES
Second-quarter 2007 production averaged 54 MMcfe/d net to McMoRan, including oil production of approximately 1,550 barrels per day (bbls/d) (9 MMcfe/d) from Main Pass Block 299, compared with 67 MMcfe/d, including oil production of approximately 2,350 bbls/d (14 MMcfe/d) from Main Pass Block 299, in the second quarter of 2006.  Production during the second quarter of 2007 was adversely affected by unexpected downtime for facility modifications at King of the Hill, underperformance at King Kong #1 and prior period adjustments at Hurricane.  McMoRan is evaluating opportunities to enhance production from these fields.

McMoRan’s share of third quarter 2007 production is expected to average 300 MMcfe/d on a pro forma basis, including 250 MMcfe/d from properties acquired in the Newfield transaction.  Third-quarter 2007 production estimates include the delayed start-up at Laphroaig and the impact of downtime for planned maintenance at Long Point #2.  McMoRan’s recent Laphroaig, Hurricane Deep and Flatrock discoveries are expected to commence production in the second half of 2007.

The Point Chevreuil #2 development well on Louisiana State Lease 18350 located in St. Mary Parish, LA commenced on April 12, 2007 and was drilled to a total depth of 14,500 feet.  As previously reported, evaluation of the well determined that it did not contain commercial quantities of hydrocarbons and it was plugged and abandoned.  Production from the Point Chevreuil #1 well was unaffected.

MAIN PASS ENERGY HUB™ UPDATE
McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities.  As previously reported, MARAD approved McMoRan’s license application for its MPEH™ project in January 2007.

The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers.  The MPEH™ facility, as approved, will be capable of regasifying LNG at a peak rate of 1.6 Bcf per day, storing 28 Bcf of natural gas in salt caverns and delivering 3.1 Bcf per day, including gas from storage, of natural gas to the U.S. market.

Unique advantages of the MPEH™ project include use of existing offshore structures, onsite natural gas cavern storage capabilities, significant logistical savings associated with the offshore location and premium markets available from its eastern Gulf of Mexico location.  These advantages would provide LNG suppliers with a highly attractive netback price and offer U.S. natural gas consumers a reliable source of supply.

Prior to commencing construction of the facility, McMoRan expects to enter into commercial arrangements that would enable McMoRan to finance the construction costs of the project, projected to approximate $800 million, and a potential additional investment of up to $600 million for pipelines and cavern storage based on preliminary engineering estimates.  The total project investment will ultimately depend on comprehensive engineering studies, future construction costs levels and project specification requirements for supply.

REVENUES
McMoRan’s second-quarter 2007 oil and gas revenues totaled $45.0 million, compared to $50.3 million during the second quarter of 2006.  During the second quarter of 2007, McMoRan’s sales volumes totaled 2.9 Bcf of gas and 349,100 barrels of oil and condensate, including 160,900 barrels from Main Pass Block 299, compared to 3.9 Bcf of gas and 360,700 barrels of oil and condensate, including 203,600 barrels from Main Pass Block 299, in the second quarter of 2006.   McMoRan’s second-quarter comparable average realizations for gas were $8.07 per thousand cubic feet (Mcf) in 2007 and $6.90 per Mcf in 2006; for oil and condensate, including Main Pass Block 299,

McMoRan received an average of $62.87 per barrel in second-quarter 2007 compared to $64.96 per barrel in second-quarter 2006.

CAPITAL EXPENDITURES
Capital expenditures totaled $38.2 million for the second quarter of 2007 and $76.6 million for the six-months ended June 30, 2007.  Capital expenditures are expected to approximate $225 million for the year, including approximately $160 million for exploration and development expenditures associated with McMoRan’s deep gas activities and $65 million for development costs associated with the Newfield properties in the second half of 2007.  Spending may be increased as additional opportunities become available or to fund additional development capital expenditures on successful wells.  In addition, McMoRan plans to incur approximately $6 million to advance commercialization of the MPEH™ in the second half of 2007.

PREFERRED STOCK CONVERSION
In June 2007, all of the holders of McMoRan’s 5% Convertible Preferred Stock elected to convert into common stock, resulting in the issuance of approximately 6.2 million shares of McMoRan common stock.  After giving effect to this transaction, common shares outstanding total approximately 34.7 million shares.  The transaction will result in preferred dividend savings of $1.5 million per annum.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

 -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; the Newfield acquisition; the potential Main Pass Energy HubTM Project, and the estimated capital costs for developing the project. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the ability to close the Newfield acquisition; and the ability to obtain commercial arrangements and significant project financing for the potential Main Pass Energy HubTM project.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the second-quarter 2007 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, August 10, 2007.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$44,988	$50,276	$96,363	$85,717
Service	360	3,054	682	7,359
Total revenues	45,348	53,330	97,045	93,076
Costs and expenses:
Production and delivery costs	16,618	10,775	34,346	21,534
Depreciation and amortization	15,530	12,430	42,565	18,274
Exploration expenses [a]	5,348	6,757	15,103	27,377
General and administrative expenses [a]	4,415	4,322	10,812	12,546
Start-up costs for Main Pass Energy Hub™ [a]	2,752	2,905	5,457	4,751
Insurance recovery	-	(1,687)	-	(2,856)
Total costs and expenses	44,663	35,502	108,283	81,626
Operating income (loss)	685	17,828	(11,238)	11,450
Interest expense	(5,755)	(2,313)	(11,409)	(4,146)
Other income (expense), net	833	595	1,581	(2,599)
Income (loss) from continuing operations	(4,237)	16,110	(21,066)	4,705
Income (loss) from discontinued operations	(1,102)	(1,616)	1,229 [b]	(3,293)
Net income (loss)	(5,339)	14,494	(19,837)	1,412
Preferred dividends and amortization of convertible preferred stock issuance costs	(1,147)	(404)	(1,552)	(807)
Net income (loss) applicable to common stock	$(6,486)	$14,090	$(21,389)	$605

Basic net income (loss) per share of common stock:
Continuing operations	$(0.19)	$0.56	$(0.79)	$0.14
Discontinued operations	(0.04)	(0.06)	0.04	(0.12)
Net income (loss) per share of common stock	$(0.23)	$0.50	$(0.75)	$0.02

Diluted net income (loss) per share of common stock:
Continuing operations	$(0.19)	$0.35	$(0.79)	$0.13
Discontinued operations	(0.04)	(0.03)	0.04	(0.11)
Net income (loss) per share of common stock	$(0.23)	$0.32	$(0.75)	$0.02

Average common shares outstanding :
Basic	28,882	28,280	28,620	27,556
Diluted	28,882	51,341 [c]	28,620	30,585

a.	Total stock-based compensation costs follows (in thousands):
	Three Months Ended		Six Months Ended
	2007	2006	2007	2006
General and administrative expenses	$1,087	$939	$4,143	$5,252
Exploration expenses	1,063	1,022	4,277	6,021
Main Pass Energy Hub start-up costs	83	79	320	442
Total stock-based compensation cost	$2,233	$2,040	$8,740	$11,715

b.	Includes $4.2 million final settlement of hurricane-related property damage claims for Port Sulphur, Louisiana facilities.

c.
Assumes conversion of McMoRan’s then outstanding mandatorily redeemable preferred stock and its convertible senior notes into approximately 20.2 million shares of McMoRan common stock.  Per share amounts also exclude dividends totaling $0.4 million and interest expense totaling $2.1 million.  Actual conversion of the mandatorily redeemable convertible preferred stock into approximately 6.2 million common shares occurred in late June 2007 and had an insignificant impact on the average shares outstanding for the three months and six months ended June 30, 2007.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Sales volumes:
Gas (thousand cubic feet, or Mcf)	2,907,700	3,867,100	6,756,800	6,026,500
Oil (barrels) [a]	308,200	339,700	652,600	636,600
Plant products (equivalent barrels) [b]	40,900	21,000	113,500	35,300
Average realizations:
Gas (per Mcf)	$8.07	$ 6.90	$7.80	$ 7.34
Oil (per barrel)	62.87	64.96	58.32	61.32

a.
Sales volumes from Main Pass 299 totaled 160,900 barrels in the second quarter of 2007 and 321,000 barrels for the six months ended June 30, 2007 compared with 203,600 barrels in the second quarter and 402,900 for six months ended June 30, 2006.  Main Pass 299 produces sour crude oil, which sells at a discount to other crude oils.

b.
Results include approximately $2.0 million and $5.3 million of revenues associated with plant products (ethane, propane, butane, etc.) during the three months and six months ended June 30, 2007, respectively.  Plant product revenues for the comparable prior year periods totaled $1.1 million and $1.8 million.

II

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2007		2006
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations	$51,977		$17,830
Discontinued operations, all restricted	452		441
Restricted investments	2,998		5,930
Accounts receivable	44,981		45,636
Inventories	14,554		25,034
Prepaid expenses	1,640		16,190
Current assets from discontinued operations, excluding cash	2,552		6,051
Total current assets	119,154		117,112
Property, plant and equipment, net [a]	316,198		282,538
Sulphur business assets	355		362
Restricted investments and cash	3,288		3,288
Other assets	6,995		5,377
Total assets	$445,990		$408,677

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$66,928		$85,504
Accrued liabilities	28,804		32,844
Accrued interest and dividends payable	4,941		5,479
Current portion of accrued oil and gas reclamation costs	2,598		2,604
Current portion of accrued sulphur reclamation cost	12,287		12,909
Current liabilities from discontinued operations	2,108		3,678
Total current liabilities	117,666		143,018
6% convertible senior notes	100,870		100,870
5¼% convertible senior notes	115,000		115,000
Senior secured term loan	100,000		-
Senior secured revolving credit facility	-		28,750
Accrued oil and gas reclamation costs	23,883		23,272
Accrued sulphur reclamation costs	11,054		10,185
Contractual postretirement obligation	10,434		9,831
Other long-term liabilities	17,018		17,151
Mandatorily redeemable convertible preferred stock	-	[b]	29,043
Stockholders' deficit	(49,935)		(68,443)
Total liabilities and stockholders' deficit	$445,990		$408,677

a.
Includes $70.4 million of exploratory drilling and related costs associated with the four unevaluated wells at June 30 2007.  Also includes $13.6 million net investment in the Cane Ridge well at Louisiana State Lease 18055 where remedial operations attempting to restore production are expected to be completed in the near-term.

b.
In June 2007, all the remaining holders of the approximate 1.1 million shares of the convertible preferred stock elected to convert their shares into approximately 6.2 million shares of McMoRan common stock.

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2007	2006
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(19,837)	$1,412
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations	(1,229)	3,293
Depreciation, depletion and amortization	42,565	18,274
Exploration drilling and related expenditures	1,335	14,458
Compensation expense associated with stock-based awards	8,740	11,715
Amortization of deferred financing costs	1,192	940
Loss on conversions of convertible senior notes	-	4,301
Reclamation expenditures	(2,858)	-
Other	(448)	732
(Increase) decrease in working capital:
Accounts receivable	(2,651)	2,652
Accounts payable and accrued liabilities	(13,774)	(13,719)
Prepaid expenses and inventories	25,032	(20,298)
Net cash provided by continuing operations	38,067	23,760
Net cash provided by (used in) discontinued operations	587	(4,869)
Net cash provided by operating activities	38,654	18,891

Cash flow from investing activities:
Exploration, development and other capital expenditures	(76,576)	(142,545)
Property insurance reimbursement	-	3,947
Proceeds from restricted investments	3,019	10,419
Proceeds from sale of property, plant and equipment	-	50
Increase in restricted investments	(87)	(40)
Net cash used in continuing operations	(73,644)	(128,169)
Net cash used in discontinued operations	-	-
Net cash used in investing activities	(73,644)	(128,169)

Cash flow from financing activities:
Proceeds from senior secured term loan	100,000	-
Payments under senior secured revolving credit facility, net	(28,750)	-
Financing costs	(2,635)	(531)
Payments for induced conversion of convertible senior notes	-	(4,301)
Dividends paid on convertible preferred stock	(747)	(1,121)
Proceeds from exercise of stock options and other	1,280	365
Net cash provided by (used in) continuing operations	69,148	(5,588)
Net cash from discontinued operations	-	-
Net cash provided by (used in) financing activities	69,148	(5,588)
Net increase (decrease) in cash and cash equivalents	34,158	(114,866)
Cash and cash equivalents at beginning of year	18,271	132,184
Cash and cash equivalents at end of period	52,429	17,318
Less restricted cash from discontinued operations	(452)	(553)
Unrestricted cash and cash equivalents at end of period	$51,977	$16,765

IV